Exhibit 10.9

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SUNOCO PARTNERS LLC
ANNUAL SHORT-TERM INCENTIVE BONUS PLAN

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SUNOCO PARTNERS LLC
ANNUAL SHORT-TERM INCENTIVE BONUS PLAN

1.
Purpose. The purpose of this Plan is to motivate management and the employees of the Company and its Affiliates who perform services for the Partnership to earn annual cash awards through the achievement of performance and target goals.

2.	Definitions. As used in this Plan, the following terms shall have the meanings herein specified:

2.1
Actual Results means the dollar amount of EBITDA or other applicable financial measure specified for the Budget Target for a Plan Year actually achieved for such Plan Year as determined by the Partnership following the end of such Plan Year.

2.2	Annual Bonus means the cash bonus paid to an Eligible Employee for the Plan Year.

2.3
Annual Target Bonus means, for an Eligible Employee, a percentage of such Eligible Employee’s Eligible Earnings, and shall be dependent on a number of factors which may include but are not limited to an employee’s position title, job responsibilities, and reporting level within the Company. The Company may, but is not required to, specify a specific range for an Eligible Employee at any time prior to or during a Plan Year; provided that any such range may be adjusted from time to time or at any time in the Company’s sole discretion, including for the applicable Plan Year.

2.4	Annual Target Bonus Pool means, for a Plan Year, the Target Bonus of the Eligible Employees of the Company for that Plan Year.

2.5	Board means the Board of Directors of the Company.

2.6
Bonus Pool Payout Factor means the multiplier factor applied to the Annual Target Bonus Pool to determine the Funded Bonus Pool for the applicable Plan Year. The payout is determined by the comparison of the Budget Target for the Plan Year to Actual Results. General guidelines for the Budget Target and the Bonus Pool Payout Factor associated with such Budget Target for a Plan Year are set forth below, but each are subject to the sole discretion of the Compensation Committee.

Target and Payout Factor Guidelines

% of Budget Target	Bonus Pool Payout Factor
>=110.0	1.20x
109.9 – 105.0	1.10x
104.9 – 95.0	1.00x
94.9 – 90.0	.90x
89.9 – 80.0	.80x
79.9 – 70.0	.70x
69.9 – 50.0	.50x
<50.0	.0x

2.7	Budget Target means the specific dollar amount of EBITDA or other financial measure(s) established by the Compensation Committee for the Company for a Plan Year.

2.8
Company means Sunoco Partners LLC, a Pennsylvania limited liability company. The term "Company" shall include any successor to Sunoco Partners LLC, any subsidiary or affiliate thereof that has adopted the Plan, or any entity succeeding to the business of Sunoco Partners LLC, or any subsidiary or affiliate, by merger, consolidation, liquidation, or purchase of assets or equity, or similar transaction.

2.9	Compensation Committee means the Compensation Committee of the Company’s Board.

2.10
Eligible Earnings means the aggregate regular earnings plus overtime earnings, if any, received by an Eligible Employee during the Plan Year. For the avoidance of doubt, neither distribution payments or distribution equivalent payments on any Partnership restricted or common units nor any other bonus or sign-on payments received by an Eligible Employee during the Plan Year shall be included in the calculation of Eligible Earnings for an Eligible Employee.

2.11
Funded Bonus Pool means the Annual Target Bonus Pool for a Plan Year multiplied by the Bonus Pool Payout Factor for such Plan Year. The establishment and amount of a Funded Bonus Pool is 100% discretionary and subject to the final approval of and/or adjustment by the Compensation Committee.

2.12	Partnership means Sunoco Logistics Partners L.P., a Delaware limited partnership.

2.13
Person means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.14	Plan means the Company’s Annual Short-Term Incentive Bonus Plan as set forth herein, as the same may be amended from time to time.

2.15
Plan Year means the performance (calendar) year for the measurement and determination of the Budget Target and the calculation of Actual Results. Unless otherwise determined by the Compensation Committee, each Plan Year shall be the one year period commencing on January 1 and ending on December 31 of the calendar year.

3.
Plan Guidelines and Administration. The administration of the Plan and any potential Annual Bonus awarded pursuant to the Plan are subject to the sole determination and discretion of the Compensation Committee. The Compensation Committee will review the Partnership’s performance results for the designated Plan Year, the Budget Target and Bonus Pool Payout Factor for each Plan Year and thereafter will determine, in consultation with the Chief Executive Officer, whether or not and to what extent to approve the funding of Annual Bonus awards under the Plan. The Compensation Committee may delegate the responsibility for the administration and operation of the Plan to the Chief Executive Officer of the Company or any participating Affiliate. The Compensation Committee or the person(s) to which administrative authority has been delegated (the Committee or such person referred to as the ''Plan Administrator") shall have the authority to interpret and construe any and all provisions of the Plan, including the establishment for any designated Plan Year or from time to time any Budget Targets, Budget Target guidelines, Bonus Pool Payout Factors and/or such other economic or performance factors as the Plan Administrator shall determine and whether and to what extent any such targets, guidelines or factors has been achieved. Any determination made by the Plan Administrator shall be final and conclusive and binding on all persons.

4.
Eligible Employees. Subject to the discretion of the Compensation Committee and such other criteria as may be established by the Compensation Committee in general or for a particular Plan Year, all regular full-time and part-time employees of the Partnership are eligible to participate in the Annual Target Bonus Pool for a Plan Year. No Eligible Employee shall be entitled to receive an Annual Bonus for a Plan Year unless he or she is actively employed by the Company (or one of its Affiliates) on the date the Annual Bonus for such Plan Year is paid by the Company even if such payment date is after the Plan Year.

5.
Annual Bonus Payments for Eligible Employees. As soon as reasonably practicable following the end of the Plan Year, management of the Company will determine the Annual Target Bonus for each Eligible Employee. The Funded Bonus Pool from which Annual Bonuses are paid to Eligible Employees shall equal (a) the aggregate of the Annual Target Bonuses of all Eligible Employees multiplied by (b) the Bonus Pool Payout Factor for such Plan Year. The amount of the Annual Bonus for an Eligible Employee from the Funded Bonus Pool shall be determined in management’s sole discretion and shall be based on a number of factors including an employee’s performance, length of employment and such other factors as may be determined by management in its sole discretion, which factors may not be the same fall all eligible employees. In no event, shall the aggregate amount of the Annual Bonus payments for the Plan Year exceed, in total, the Funded Bonus Pool for such Plan Year Notwithstanding any provision herein, funds allocated under this Plan for distribution to Eligible Employees is 100% discretionary,

6.	Amendment and Termination. The Compensation Committee, at its sole discretion, may amend the Plan or terminate the Plan at any time.

7.
Indemnification. Neither the Company, any participating Affiliate, nor the Board, or the Compensation Committee, of the Company or any participating affiliate, nor any officer or employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company’s Board, the Compensation Committee and/or management of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

8.	General provisions.

8.1
Non-Guarantee of Employment or Participation in the Plan. Nothing contained in this Plan shall be construed as a contract of employment between the Company, the Partnership and/or any of its affiliates and any employee of the Company or any of its affiliates, and nothing in this Plan shall confer upon any employee, including an Eligible Employee, any right to continued employment with the Company and/or its affiliate, or interfere with the right of the Company, the Partnership and/or its affiliate to terminate the employment, with or without cause, of an employee, including an Eligible Employee. Nothing in this Plan shall give any employee any right to participate in the Plan and/or to receive an Annual Bonus with respect to any Plan Year.

8.2
Interests Not Transferable. No right, interest or benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

8.3
Controlling Law. To the extent not superseded by federal law, the law of the State of Texas, without regard to the conflicts of laws provisions thereunder, shall be controlling in all matters relating to the Plan.

8.4
Severability. If any Plan provision or any Annual Bonus award hereunder is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

8.5
No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and its Affiliates and an employee, including an Eligible Employee or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Annual Bonus award made hereunder, such right shall be no greater than the right of any general unsecured creditor of the Company.

8.6
Headings. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.

8.7
Tax Withholding. The Company and/or any participating Affiliate may deduct from any payment otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

8.8
Off-set. The Company reserves the right to withhold any or all portions of an award or to reduce an award to a participant up to an amount equal to any amount the participant owes to the Company or any of its Affiliates.

8.9	Effective Date. This Plan shall be effective for the Plan Year commencing on January 1, 2013.